Exhibit 99.2

Apco 2nd Quarter Operational Update Argentina — Development drilling results meeting expectations — Actively investigating Vaca Muerta formation in the Neuquen basin Colombia — Drilled Maniceno #1 well in Llanos 32 block; commenced production in early July and has since produced at an average rate of 2,400 Bopd — Have drilled Samaria Norte exploration well, also in Llanos 32, and have encountered potential pays in three separate formations that require testing — Have completed seismic acquisition in the Llanos 40 block and expect to commence drilling in early 2013 WPX 2nd Quarter Operational Update - Aug. 2, 2012 19 Argentina Neuquen Basin (Vaca Muerta Acreage) — Entre Lomas 96,000 net acres — Bajada del Palo 59,000 net acres — Agua Amarga 37,000 net acres — Coiron Amargo 45,000 net acres — Charco del Palenque 12,000 net acres Total 249,000 net acres Other — Acambuco: 4,000 net acres — TDF Concessions (Rio Cullen, Las Violetas, Angostura): 120,000 net acres — Sur Rio Deseado Este: 58,000 net acres Colombia — Llanos 32: 22,000 net acres — Llanos 40: 82,000 net acres — Turpial: 50,000 net acres

WPXENERGY

International Statement of Operations

(Unaudited)

Dollars in millions	2011 1st Qtr	2011 2nd Qtr	2011 3rd Qtr	2011 4th Qtr	2011 Year	2012 1st Qtr	2012 2nd Qtr	2012 3rd Qtr
Revenues:								
Product revenues:								
Natural gas sales	$ 4	$ 4	$ 4	$ 4	$ 16	$ 4	$ 5	$ 9
Natural gas liquid sales	1	1	1	1	4	1	1	2
Oil and condensate sales	18	20	22	26	86	26	27	53
Total product revenues	23	25	27	31	106	31	33	64
Gas management	-	-	-	-	-	-	-	-
Net gains on derivatives not designated as hedges and hedge ineffectiveness	-	-	-	-	-	-	-	-
Other	1	1	1	1	4	-	1	1
Total revenues	24	26	28	32	110	31	34	65
Costs and expenses:								
Lease and facility operating	5	6	7	9	27	6	7	13
Gathering, processing and transportation	-	-	-	-	-	-	-	-
Taxes other than income	3	6	6	6	21	5	7	12
Gas management, including charges for unutilized pipeline capacity	-	-	-	-	-	-	-	-
Exploration	1	1	-	1	3	5	3	8
Depreciation, depletion and amortization	5	5	6	6	22	6	6	12
Impairment of producing properties and costs of acquired unproved reserves	-	-	-	-	-	-	-	-
General and administrative	3	2	3	4	12	3	3	6
Other - net	1	-	1	1	3	-	(2)	(2)
Total costs and expenses	18	20	23	27	88	25	24	49
Operating income (loss)	**6**	**6**	**5**	**5**	**22**	**6**	**10**	**16**
Interest expense	-	-	-	-	-	-	-	-
Interest capitalized	-	-	-	-	-	-	-	-
Investment income and other	5	4	5	6	20	8	8	16
Income (loss) from continuing operations before income taxes	**$ 11**	**$ 10**	**$ 10**	**$ 11**	**$ 42**	**$ 14**	**$ 18**	**$ 32**
Summary of Net Production Volumes (1)								
Natural gas (MMcf)	1,826	1,940	1,726	1,896	7,389	1,737	1,726	3,463
Natural gas liquids (MBbls)	44	47	55	37	183	45	44	89
Oil (MBbls)	473	509	529	542	2,054	507	562	1,070
Combined equivalent volumes (Mmcfe) (2)	4,926	5,280	5,231	5,373	20,810	5,052	5,362	10,414

(1) Reflects approximately 69 percent of Apco's production (which corresponds to our ownership interest in Apco) and other minor directly held interests.
(2) Oil and natural gas liquids were converted to MMcfe using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

WPX 2nd Quarter Operational Update - Aug. 2, 2012

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